Exhibit 99.1

NEWS RELEASE
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Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


            FDA GIVES DYNATRONICS GO-AHEAD TO MARKET NEW LASER PROBE

         Salt Lake City, Utah (June 14, 2004) - Dynatronics Corporation (NASDAQ:
DYNT) today announced the U.S. Food and Drug Administration has given marketing clearance for the company's new Solaris D890 low-power laser probe. The laser treats muscle and joint pain, including the pain and stiffness associated with arthritis. The Solaris D890 is the second probe designed for use as an accessory to the company's popular new Solaris Series products. The probe is expected to be ready for shipment within 30 to 60 days.
         "We are thrilled with the FDA's decision to allow us to begin marketing this laser probe," stated Kelvyn H. Cullimore Jr., president of Dynatronics. "Our first attempt to obtain approval for a laser probe was over 20 years ago. That makes this clearance even more satisfying."
         According to Larry K. Beardall, Dynatronics' executive vice president of marketing and sales, "The new D890 probe will expand the foundation of success our Solaris product line has already achieved. With two decades of clinical research behind them, lasers have been of keen interest to the medical community and have found many applications in medical settings. Hundreds of people around the country have already benefited from light therapy. The results have been remarkable."
         More information regarding this technology is available at www.dynatronics.com.
         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, FDA clearance of new products, growth in the physical medicine industry, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products, increased terrorist activity, and the risk factors listed from time to time in the company's SEC reports, including, but not limited to the report on Form 10-KSB for the year ended June 30, 2003 and its subsequent quarterly reports on Form 10-QSB.
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